EMPLOYEE HANDBOOK

NEURONETICS, INC.

CLAWBACK POLICY

December 1, 2023

Introduction

The Board of Directors (the “Board”) of Neuronetics, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain incentive-based executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements applicable to the Company under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and with the requirements set forth in Listing Rule 5608 of the corporate governance rules of the NASDAQ Stock Market, and shall be construed and interpreted in accordance with such intent.

Administration

Unless otherwise determined by action of the Board, this Policy will be administered by the Board’s Compensation Committee (the “Compensation Committee”). Any determinations made by the Board will be final and binding on all affected individuals. The Board may, in its discretion, act under this Policy in lieu of the Compensation Committee in which case references herein to the Compensation Committee will be deemed to mean the Board.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed from time to time, and, in the discretion of the Compensation Committee, to any other employees of the Company holding a title of Vice President or above (“Covered Executives”).

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below).

For the avoidance of doubt, Incentive Compensation does not include compensation that is earned exclusively based upon the passage of time.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements as a result of the Company’s material noncompliance with United States Generally

Accepted Accounting Principles (a “Material Misstatement”), the Compensation Committee will require reimbursement and/or forfeiture of any Excess Incentive Compensation (as defined below) received on or after the Effective Date (as that term is defined below) by each Covered Executive (a) after beginning service as a Covered Executive; (b) who served as a Covered Executive at any time during the performance period for such Incentive Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the three completed fiscal years immediately preceding the Accounting Restatement Date (as that term is defined below). In addition to such last three completed fiscal years, the immediately preceding clause (d) includes any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months shall be deemed a completed fiscal year. For purposes of this Policy, Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. For the avoidance of doubt, Incentive Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive Compensation continues to be subject to the service-based vesting condition.

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Excess Incentive Compensation” means the amount of Incentive Compensation previously received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Executive; provided, however, that for Incentive Compensation based on stock price or total stockholder return, where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (a) the amount of Excess Incentive Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive Compensation was received; and (b) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the national stock exchange on which the Company’s common stock is listed.

If the Compensation Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement,

then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Compensation Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

●	requiring repayment of cash Incentive Compensation previously paid;
●	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
●	to the extent otherwise permitted by law, offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
●	cancelling outstanding unvested equity awards; and/or
●	taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee,

No Indemnification

Neither the Company nor any direct or indirect subsidiary of the Company will indemnify any Covered Executives against the loss of any Excess Incentive Compensation or reimburse an Covered Executive for purchasing insurance to cover any such loss or enter into any agreement that exempts any Incentive Compensation that is granted, paid or awarded to an Covered Executive from the application of this Policy or that waives the Company’s right to recovery of any Excess Incentive Compensation.

Interpretation

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

Effective Date

This Policy will be effective as of the date set forth above (the “Effective Date”) and will apply to Incentive Compensation that is received by a Covered Executives on or after October 2, 2023.

Amendment; Termination

Subject to the review and approval of the Board, the Compensation Committee may amend this Policy from time to time in its discretion and will amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then-listed. Subject to the review and approval of the Board, the Compensation Committee may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date will, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Compensation Committee will recover any Excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Compensation Committee in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

Successors

This Policy will be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Acknowledgment

Each Covered Executive shall sign and return to the Company, within 30 calendar days following the later of (i) the effective date of this Policy first set forth above or (ii) the date the individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy.

Exhibit A
to
Neuronetics, Inc. Clawback Policy

(see attached)

NEURONETICS, INC.

CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Neuronetics, Inc. (the “Company”) Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Excess Incentive Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

COVERED PERSON:

Signature

Print Name

Date